Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Peoples Bancorp, Inc. of our report dated February 25, 2022 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Limestone Bancorp, Inc. for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the prospectus.

Crowe LLP

Louisville, Kentucky
December 9, 2022